Exhibit 10.5

AMENDMENT NO. 2 TO
ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of October 16, 2003, is made and entered into by and between INTERNATIONAL INTEGRATED INCORPORATED, a British Virgin Islands company (“Purchaser”), HUTCHISON INTERNATIONAL, INC., a Louisiana corporation (“Seller”) and INTERNATIONAL INTEGRATED DEVELOPMENT COMPANY, a Delaware corporation (“Servicer”).

RECITALS

WHEREAS Purchaser and Seller are parties to that certain Asset Purchase Agreement, dated April 19, 2002 (as amended pursuant to Amendment No. 1 to Asset Purchase Agreement dated as of November 20, 2002, the “Agreement”), pursuant to which, Purchaser agreed to purchase certain assets and assume certain liabilities of Seller.  Capitalized terms used in this Amendment but not defined herein shall have the same meanings given to such terms in the Agreement.

WHEREAS pursuant to the Agreement, Purchaser agreed to make certain payments to be applied to the Purchase Price, including Weekly Payments in the amount of US$50,000 beginning on Thursday April 25, 2002 and on each Thursday thereafter until the first to occur of the Closing, termination of the Agreement, or January 1, 2004.

WHEREAS Seller and Purchaser have agreed to amend the Purchase Price to provide for a single additional lump sum cash payment and a stock payment, each to be paid in accordance with this Agreement.

WHEREAS Seller is continuing the process of obtaining clearance from the United States Food and Drug Administration (“FDA”) to market, sell and distribute saline filled mammary implants (“Products”) in the United States through its application for Pre-Market Approval (“Seller’s PMA Application”).

WHEREAS Seller and Purchaser have agreed that Seller will engage Servicer to assist Seller in obtaining approval of Seller’s PMA Application in accordance with the terms of this Amendment.

WHEREAS Seller and Purchaser have agreed to terminate all Weekly Payments and have agreed that Purchser shall be responsible for funding and paying any related costs associated with obtaining approval of the PMA Application, which have been previously the Seller’s responsibility.

WHEREAS Purchaser and Seller desire to amend the Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree hereby as follows:

1.               Deposits.  Seller acknowledges and agrees that, as of October 16, 2003, the sum total of the Initial Deposit, the Execution Deposit and all Weekly Deposits equals $3,800,000 (the sum of all such payments are referred to herein as the “Payments to Date”).

2.               Amendment to the Purchase Price; Closing Date; Payment.

2.1                                 The Purchase Price is hereby amended to equal the sum of (a) the Payments to Date, (b) $500,000 in cash (the “Cash Payment”), and (c) the Equity Shares (as defined in Section 2.3 below).  Payment of the Purchase Price, as amended hereby shall be, full and timely performance of Purchaser’s obligations under the Agreement.

2.2                                 The Closing Date shall be a date not later than 30 calendar days following the date on which both of the following events shall have occurred:  (a) Seller’s PMA Application shall have received clearance from the FDA (the date of Seller’s receipt of such approval in writing, the “FDA Approval Date”) and (b) Seller shall have received approval from United States Customs to import Products into the United States (the date of Seller’s receipt of such approval in writing, the “Customs Approval Date”).

2.3                                 At the Closing Purchaser shall (a) pay to Seller the Cash Payment and (b) deliver to Seller certificates representing the Equity Shares, duly issued in Seller’s name or in the name of Seller’s nominee, with such legends thereon as shall be appropriate under applicable securities law.  For purposes of this Amendment, “Equity Shares” shall mean that number of shares of common stock of Purchaser equal to the quotient obtained by dividing (a) $2,500,000 by (b) the arithmetic mean of the last sale price of Purchaser’s common stock as reported on the OTC Bulletin Board (or the principal exchange or interdealer quotation system on which Purchaser’s common stock is then traded) over the consecutive trading days commencing on (and including) the day following the FDA Approval Date and ending on (and including) the Customs Approval Date.

3.               Transition Services.

3.1                                 Seller hereby retains Servicer as its sole and exclusive supplier of management services for the purpose of conducting all operations and managing all assets of Seller other than the Principal Obligations (collectively, the “Operations”) until the Closing.  The Operations shall specifically include all operations, asset administration, expenditures, and other actions in connection with the prosecution of Seller’s PMA Application.

3.2                                 Servicer agrees to provide such personnel that, in addition to Seller’s personnel, are in Servicer’s judgment reasonably necessary or appropriate to manage the Operations until the Closing.  Servicer shall otherwise be entitled to exercise its reasonable business judgment in managing the Operations and shall be under no other obligation to Seller or its officers, directors or shareholders.

3.3                                 Seller agrees to cooperate, and shall use its best efforts to cause all of its employees, consultants and other agents and representatives to cooperate, with Servicer in conducting the Operations.  In addition, Seller shall remain responsible, in cooperation with Servicer, for the timely and efficient conduct of the Principal Obligations and agrees to use its reasonable best efforts to keep available the services of its current officers, key employees and consultants and to preserve the current relationships of Seller with such of the customers, suppliers, regulators and other persons and entities with which Seller has significant business relations as is reasonably necessary to preserve substantially intact its business organization.  As used herein, the “Principal Obligations” shall be the obligations of Seller under the Agreement, as amended by this Amendment, and all actions deemed necessary or appropriate by Servicer to be taken by Seller in the prosecution of Seller’s PMA Application, including signing and delivering documents and instruments, making presentations and effecting other submissions to the FDA, United States Customs and other regulatory agencies.  Except for any conduct necessary to discharge the Principal Obligations and which are approved by Servicer and liabilities incurred or obligations created by Servicer on Seller’s behalf after the date hereof and which will be funded by Purchaser, Seller shall not incur any liability or create any obligation from or after the date hereof until after the Closing.

3.4                                 Purchaser, at no risk, cost or liability to Seller, agrees to provide such funding to Seller as Servicer shall reasonably require to manage the Operations, including the payment of amounts due to Seller’s employees, including taxes and related benefits, and consultants from and after the date hereof, other than sums due to any employee or consultant of Seller pursuant to an agreement who have provided services to Seller prior to the date hereof and payable in connection with or related to the successful approval of Seller’s PMA Application (the “Success Fees”).  To accommodate the funding required hereunder and Servicer’s administration of the payment of Seller’s operating liabilities and the expenses of the Operations, Seller shall on or before November 1, 2003 establish a mutually acceptable operating bank account with appropriate signatories designated by Servicer.  Seller shall maintain, without alteration, such account until the Closing and thereafter for such time as is mutually agreed to accommodate the transition of the business and operations of Seller to Purchaser.

4.               Indemnification.  In consideration for the change in this Purchase Price and the elimination of the obligation to make Weekly Deposits, the provisions of Sections 1.4 and 5.6 are hereby modified and amended as follows:

4.1                                 The indemnification provided in Section 1.4 is hereby amended and restated in its entirety to provide as follows:

Except with respect to the Assumed Liabilities and the liabilities disclosed to Purchaser in Schedule 4.1 to this Amendment (collectively, the “Seller Indemnified Liabilities”) and provided that a Closing occurs, Seller agrees to indemnify and hold harmless Purchaser, its subsidiaries and its shareholders from and against any loss, liability or expense arising from or related to (i) the Assets which arise prior to the date hereof or (ii) the Success Fees.  The foregoing indemnity shall include but not be limited to any loss, liability or expense arising from or related to claims of creditors of Seller or any of its subsidiaries.  The amount of any indemnification due pursuant to this Section shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits paid to any indemnified person (including any such benefits paid by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to such indemnified person, calculated assuming such indemnified person was a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

4.2                                 Except with respect to the Seller Indemnified Liabilities and provided that a Closing occurs, Purchaser agrees to indemnify and hold harmless Seller, its subsidiaries and its shareholders from and against any loss, liability or expense arising from or related to the Assets which arise prior to or after the date hereof.  The foregoing indemnity shall include but not be limited to any loss, liability or expense arising from or related to claims of creditors of Seller or Purchaser or any of its subsidiaries that are not Seller Indemnified Liabilities.  The amount of any indemnification due pursuant to this Section shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits paid to any indemnified person (including any such benefits paid by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to such indemnified person, calculated assuming such indemnified person was a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

4.3                                 Section 5.6(a)(1)(C) of the Agreement is hereby amended and restated in its entirety to provide as follows:

(C)                                except with respect to the Seller Indemnified Liabilities, the business, operations or assets of Seller prior to the date of this Amendment or the actions or omissions of Seller’s directors, officers, shareholders, employees or agents prior to the Closing Date (other than such actions or omissions taken at the direction of Servicer);

4.4                                 Purchaser hereby covenants and agrees to indemnify, defend, protect and hold harmless Seller and its officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of:

(a)                                  all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(1)                                  any breach of any representation or warranty of Purchaser set forth in this Agreement (as amended) or any Schedule or certificate delivered by or on behalf of Purchaser in connection herewith;

(2)                                  any nonfulfillment of any covenant or agreement by Purchaser under the Agreement (as amended);

(3)                                  except as provided in Section 5.6(a)(1)(C) of the Agreement (as amended), the Seller Indemnified Liabilities and the business, operations or assets of Seller prior to the Closing Date or the actions or omissions of Purchaser’s or Servicer’s directors, officers, shareholders, employees or agents prior to or after the date hereof; and

(4)                                  any and all Damages incident to any of the foregoing or to the enforcement of this Section 4.4.

4.5                                 Notwithstanding anything to the contrary in Section 4.4 above:

(a)                                  there shall be no liability for indemnification under Section 4.4 unless and until, the aggregate amount of Damages exceeds $10,000 upon which Purchaser shall be liable for all Damages including the $10,000 (the “Indemnification Threshold”).

(b)                                 the indemnification obligations under Section 4.4, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (1) or (2) of this Section 4.4(b):

(1)                                  the third anniversary of the Closing Date; or

(2)                                  the final resolution of Claims (as defined in Section 4.6 below) pending as of the date described in clause (1) of this Section 4.5(b) (such Claims referred to as “Pending Claims”).

4.6                                 All claims or demands for indemnification under Section 4.4 (“Claims”) shall be asserted and resolved as follows:

(a)                                  In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 4.4 hereof (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify Purchaser of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”).  If Purchaser does not notify the Indemnified Party within 30 days after the date of delivery of the Claim Notice that Purchaser disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of Purchaser hereunder.  In case an objection is made in writing in accordance with this Section 4.6(a), the Indemnified Party shall respond in a written statement to the objection within 30 days and, for 60 days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b)                                 (1) In the event that any Claim for which Purchaser would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice to Purchaser.  Purchaser shall have 30 days from the date of delivery of the Claim Notice to notify the Indemnified Party (i) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (ii) if such party does not dispute liability, whether or not Purchaser desires, at the sole cost and expense of Purchaser, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(c)                                  In the event that Purchaser timely notifies the Indemnified Party that Purchaser, as the Indemnifying Party, does not dispute Purchaser’s obligation to indemnify with respect to the Third-Party Claim, Purchaser shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, Purchaser may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party.  Purchaser shall have the right to control all aspects of any litigation, including, but not limited to, the final consent with respect to any settlement discussions (in accordance with the previous sentence) as well as the selection of counsel.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If Purchaser elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from Purchaser the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(d)                                 If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to Purchaser, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or Seller or any affiliate, the Indemnified Party shall have the right but not the obligation to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of Purchaser hereunder. If the Indemnified Party elects to exercise such right, Purchaser shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of Seller.

(e)                                  Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(f)                                    Subject to the provisions of Section 4.5, the Indemnified Party’s failure to give reasonably prompt notice as required by this Section 4.6 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve Purchaser of any liability which Purchaser may have to the Indemnified Party unless and to the extent the failure to give such notice prejudiced Purchaser.

(g)                                 The amount of any indemnification due to an Indemnified Party pursuant to Section 4.4 shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits payable to such Indemnified Party (including any such benefits payable to third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the Indemnified Party, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto. Seller or its affiliates shall, in addition to the obligations of Purchaser pursuant to Section 4.4, have a right to set off the amount of any indemnification due to an Indemnified Party pursuant to Section 4.4, as the case may be, against any payment to Purchaser or its affiliates from Seller or its affiliates under the Agreement (as amended) or otherwise, if and when such payment obligation ever comes due at any time in the future.

5.               Effect.  Except as and to the extent amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

6.               Miscellaneous.

6.1                                 Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party hereto may assign this Amendment or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that Purchaser and Servicer may assign their respective rights and obligations hereunder to an affiliate without the consent of Seller.

6.2                                 Entire Agreement.  This Amendment and the Agreement, as amended, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby.

6.3                                 Amendment; Waiver.  This Amendment shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

6.4                                 Counterparts.  This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, including by electronic facsimile, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

6.5                                 Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

6.6                                 Severability.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

In WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Asset Purchase Agreement as of the date first above written.

INTERNATIONAL INTEGRATED
INCORPORATED, a British Virgin Islands company

By:
Name: Donald K. McGhan
Title: Chairman

INTERNATIONAL INTEGRATED
DEVELOPMENT COMPANY, a
Delaware corporation

By:
Name: Donald K. McGhan
Title: Chairman

HUTCHISON INTERNATIONAL, INC.,
a Louisiana corporation

By:
Name: John C. Hutchison
Title: President